                                                                     EXHIBIT 1.7

                           AMENDMENT NO. 1 TO CONTRACT
                   FOR CONSTRUCTION AND SALE OF HULL NO. 1344

This Amendment No. 1 to the Contract for Construction and Sale of Hull No. 1344, dated January 15, 1999, is by and between Kvaerner Masa-Yards Inc. (the "Builder") and Royal Caribbean Cruises Ltd. (the "Buyer").

WHEREAS, the Builder and the Buyer have entered into a Contract for Construction and Sale of Hull No. 1344, dated as of 7 January 1997 (the "Construction Contract"); and

WHEREAS, the Construction Contract provides for a Delivery Date for the Vessel of 30 September 1999, subject to adjustment in certain circumstances including postponement for Permissible Delays; and

WHEREAS, the Builder has provided the Buyer with various notices whereby it has informed the Buyer that it reserves the right to postpone the Delivery Date for the Vessel on the basis of force majeure; and

WHEREAS, the Buyer has reserved its right to contest the postponement of the Delivery Date for the Vessel; and

WHEREAS, the Buyer has requested the Builder to provide its best current estimate of the actual date on which the Vessel will be delivered to allow the Buyer to plan accordingly; and

WHEREAS, the Builder has informed the Buyer that its best current estimate of the actual date on which the Vessel will be delivered is 14 October 1999;

Now, therefore, in consideration of the premises, and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. The first sentence of Article VII.1 is hereby amended by deleting "30th day of September 1999" therefrom and inserting "14th day of October 1999" in its place.

         2. The Builder will not seek to postpone the new Delivery Date for the Vessel on the basis of force majeure with respect to any matter that has occurred on or before the date of this Amendment No. 1.

Capitalized terms used herein shall have the meanings assigned to them in the Construction Contract.

In witness whereof, the parties have cause this Amendment No. 1 to be duly executed by their authorized representatives as of the date first written above.

Kvaerner Masa-Yards Inc.                     Royal Caribbean Cruises Ltd.

By: /s/ (ILLEGIBLE)                            By:  /s/ (ILLEGIBLE)
   ---------------------------------            -------------------------------



By:  /s/ (ILLEGIBLE)
   ---------------------------------

ADDENDUM NO. 1

BETWEEN:          (1) ROYAL CARIBBEAN CRUISES LTD. (the "Buyer)

                  (2) KVAERNER MASA-YARDS INC. (the "Builder")

DATED:            FEBRUARY 18, 1999

RELATING TO the Shipbuilding Contract between the parties dated 7 January 1997 (the "Contract") relating to Hull No. 1344.

WHEREAS this Addendum records the agreement of the parties in relation to the payment by the Buyer of an intermediate instalment of the Contract Price on the terms herein mentioned.

NOW IT IS HEREBY AGREED as follows:

1. Words and expressions defined in the Contract have the same meanings when used herein.

2. The Buyer shall within 10 days of signing this Addendum pay to the Builder an additional instalment of the Contract Price in an amount of US$30,000,000 (Thirty Million United States Dollars) (the "Intermediate Instalment").

3. The Fourth Instalment of the Contract Price payable on delivery and acceptance of the Vessel under Article II.2(d) of the Contract shall be reduced PRO TANTO by:

(a)      the principal amount of the Intermediate Instalment; and

(b) interest on the Intermediate Instalment which shall accrue from the date of payment at the rate of seven point five (7.5%) simple per annum.

4. That reduction shall be without prejudice to any other right of set off, reduction or other adjustment of the Contract Price provided for under the Contract or otherwise available to the Buyer.

5. The Intermediate Instalment shall (subject to paragraph 6 below) be in all respects (including, without limitation, for the purpose of calculating any refund payable to the Buyer) treated as an instalment of the Contract Price made pursuant to Article II of the Contract.

6. The provisions of Articles II.3 (second paragraph), XI.1 (a) and XI.2 of the Contract shall not apply in relation to the Intermediate Instalment.

7. Save only as expressly mentioned above, the Contract shall be and remain in full force and effect.

8.       This Addendum shall be treated as an integral part of the Contract.

IN WITNESS WHEREOF the parties have executed this Addendum the 18th day of February 1999.

ROYAL CARIBBEAN CRUISES LTD.

By: /s/ (ILLEGIBLE)                        Witness: /s/ (ILLEGIBLE)
   ------------------------                        -----------------------
Title: Executive Vice President                    Vice President & Treasurer



KVAERNER MASA-YARDS INC.


By:/s/ Martin Saarikangas                  By: /s/ Taavi Soininvaara
   ------------------------                   ----------------------------
   Martin Saarikangas                         Taavi Soininvaara

Title: Chairman and CEO                    Title: General Counsel

Witness:  /s/ (ILLEGIBLE)                  /s/ (ILLEGIBLE)



Acknowledged and agreed, as at the date first mentioned above, by Kvaerner ASA as guarantor under the Kvaerner Guarantee:

KVAERNER ASA

By:                                         Witness:
   ------------------------                         ----------------------------

Title: Chief Financial Officer/Group
       Legal Director

ADDENDUM NO. 2

BETWEEN: (1)      ROYAL CARIBBEAN CRUISES LTD. (the "Buyer")

         (2)      KVAERNER MASA-YARDS INC. (the "Builder")

DATED:   11 March 1999

RELATING TO the Shipbuilding Contract between the parties dated 7 January 1997 (as amended by Amendment No.1 dated 15 January 1999 and by Addendum No.1 dated 18 February 1999, the "Contract") relating to Hull No.1344.

IT IS HEREBY AGREED as follows:-

1. INTERPRETATION. Words and expressions defined in the Contract have the same meanings when used herein.

2. THE INTERMEDIATE INSTALMENT. For the avoidance of doubt, unpaid interest accrued on the Intermediate Instalment paid pursuant to Addendum No.1 to the Contract shall also be applied in reduction of the balance, if any, of the unpaid portion of the Contract Price payable under final paragraph (a) of Article XI.5 of the Contract.

3. PREPAYMENT OF CONTRACT PRICE. Article II of the Contract shall be and is hereby deemed to be amended as follows:

(a) In paragraph 2.(d), after "shall" is inserted the words "(subject to paragraph (e) below); and

(b)      The following new paragraph 2.(e) is added:

         "PREPAYMENT(S) OF CONTRACT PRICE

         In addition to the scheduled instalments payable under paragraphs (a) through (d) above, the Buyer shall be entitled (but not obliged) at any time, in each case with prior written notice to the Builder, to make one or more prepayments (each a "Voluntary Instalment") of all or part of the remainder of the Contract Price.

         Interest shall accrue on each Voluntary Instalment from the date of payment at the rate of seven point five per cent. (7.5%) per annum. The amount payable in respect of the remainder of the Contract Price in accordance with paragraph (d) above, or (as the case may be) the balance, if any, of the unpaid portion of the Contract Price payable under final paragraph (a) of Article XI.5 of the Contract, shall be reduced pro tanto by the amount of each Voluntary Instalment and unpaid accrued interest thereon up to the date of the delivery and acceptance of the Vessel, or (as the case may be) the date on which the said payment under Article XI.5 of the Contract falls due and payable.

         That reduction shall be without prejudice to any other right of set off, reduction or other adjustment of the Contract Price (or any part thereof) provided for under the Contract or otherwise available to the Buyer by operation of general law or otherwise.".

4. TREATMENT OF VOLUNTARY INSTALMENTS. Each Voluntary Instalment shall be in all respects (including, without limitation, for the purpose of calculating any refund and interest thereon payable to the Buyer) treated as an instalment of the Contract Price made pursuant to Article II of the Contract.

5. PLANS AND DRAWINGS. If, following a default by the Builder, the Buyer elects (pursuant to Article XI.5 of the Contract) to take possession of the Vessel and transfer her to another shipyard for completion, the Builder shall give the Buyer all such plans, diagrams, drawings and all such other documents, information and data in the possession of the

         Builder and relating to the Contract (the "Information") that may reasonably be necessary for and/or relevant to the completion of the construction of the Vessel. The Builder hereby grants the Buyer (and, for the avoidance of doubt, at no cost to the Buyer) a non-exclusive irrevocable licence (with authority to grant sub-licences) to use the Information to complete the Vessel but on the basis that the Buyer shall procure that any third party who may need to use the Information in connection with the construction of the Vessel shall provide a confidentiality undertaking to the Buyer (for the benefit of itself and the Builder) regarding the use of that Information and shall use that Information for the sole purpose of completing the construction of the Vessel.

         The Builder shall indemnify the Buyer and keep the Buyer fully and effectively indemnified against all costs, claims, demands, expenses and liabilities of whatsoever nature arising out of or in connection with the Buyer's use of the Information including, without limitation, any damages (including costs) that may be awarded or agreed to be paid to any third party in respect of any claim or action that the use of the Information infringes the patent, copyright, registered design or trade mark rights of the said third party.

6. CONTINUING VALIDITY. Save only as expressly mentioned above, the Contract shall be and remain in full force and effect. This Addendum shall be treated as an integral part of the Contract.

IN WITNESS WHEREOF the parties have executed this Addendum the 11th day of March 1999.

ROYAL CARIBBEAN CRUISES LTD.

By: /s/ (ILLEGIBLE)                              Witness: /s/ (ILLEGIBLE)

Title: Vice President & Treasurer

KVAERNER MASA-YARDS INC.

By:  /s/ (ILLEGIBLE)                             Witness:  /s/ (ILLEGIBLE)

Title: Attorney-in-fact

Acknowledged and agreed, as at the date first mentioned above, by Kvaerner ASA as guarantor under the Kvaerner Guarantee:

KVAERNER ASA

By:  /s/ (ILLEGIBLE)                             Witness:  /s/ (ILLEGIBLE)

Title: Attorney-in-fact